                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              SPORT CHALET, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                            [LOGO OF SPORT CHALET]




                                                            June 29, 1999



Dear Shareholder:

    On behalf of your Company, I want to cordially invite you to attend the Annual Meeting of Sport Chalet, Inc., to be held at the Pasadena Hilton Hotel, 150 S. Los Robles Avenue, Pasadena, California 91101, on Thursday, August 5, 1999 at 9:00 a.m. PDST.

    The principal business of the Meeting is the election of the Company's Class 1 Director. The attached Notice of Annual Meeting and Proxy Statement fully describes the business to be transacted.

    The Directors and certain officers of the Company will be present to help host the Meeting, respond to any questions that our shareholders may have, and to discuss the Company's operating results and future. I therefore encourage you to attend in order to meet your officers and Directors and to participate in the business of the Meeting. However, if it is not possible for you to attend, please sign, date and promptly return the enclosed proxy card immediately to ensure that your shares will be voted.

    Finally, you will find enclosed a 20% off coupon for your use at any of our 20 store locations. As in the past, I encourage you to try our stores and to write me regarding your shopping experiences, what you liked about our stores and any suggestions you may have for improvement.

                                              Sincerely,


                                              /s/ Norbert Olberz

                                              Norbert J. Olberz
                                              Chairman and Interim
                                              Chief Executive Officer

                            [LOGO OF SPORT CHALET]


                               -----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD AUGUST 5, 1999

                               -----------------




Dear Shareholder:

    The Annual Meeting of the Shareholders of Sport Chalet, Inc. will be held at the Pasadena Hilton Hotel, 150 S. Los Robles Avenue, Pasadena, California 91101 Thursday, August 5, 1999 at 9:00 a.m., Pacific Daylight Savings Time. A Proxy and a Proxy Statement for the Meeting are enclosed.

The Meeting is for the following purposes:

    1. To elect one Class 1 Director to serve for a three-year term expiring in 2002, or until a successor is elected and qualified.

    2. To transact such other business as may properly come before the Meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on June 11, 1999 as the record date for determining shareholders entitled to notice of and to vote at the Meeting or any adjournments thereof. For a period of at least ten days prior to the Meeting, a complete list of shareholders entitled to vote at the Meeting shall be open to the examination of any shareholder during ordinary business hours at the Company's executive offices at 920 Foothill Boulevard, La Canada, California 91011.

    Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

SHAREHOLDERS WHO DO NOT EXPECT TO BE PRESENT IN PERSON AT THE MEETING ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. AN ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR YOUR CONVENIENCE.


                                           By order of the Board of Directors,


                                           /s/ Howard Kaminsky

                                           Howard K. Kaminsky
                                           Secretary


La Canada, California
June 29, 1999

                                PROXY STATEMENT
                                ---------------

                              SPORT CHALET, INC.
                            920 Foothill Boulevard
                         La Canada, California  91011

                        ANNUAL MEETING OF SHAREHOLDERS
                                August 5, 1999

                    SOLICITATION AND REVOCABILITY OF PROXY

        The accompanying Proxy is solicited by and on behalf of the Board of Directors of Sport Chalet, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on August 5, 1999, or at any adjournments thereof (the "Meeting").

        Any shareholder who executes and delivers a Proxy may revoke it at any time prior to its use upon (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a duly executed Proxy bearing a later date; or (c) attending the meeting and requesting that the Inspector of Elections return his or her Proxy prior to the taking of any vote.

        All shares represented by a Proxy in the accompanying form which is properly signed, dated, returned and not revoked will be voted in accordance with the instructions contained therein. Unless authority to vote for the election of Directors is withheld, Proxies will be voted for the Director proposed by the Board. Discretionary authority is provided in the Proxy as to any matters not specifically referred to in the Proxy. Management is not aware of any other matters which are likely to be brought before the Meeting.
However, if any such matters properly come before the Meeting, it should be understood that the Proxy holder or holders are fully authorized to vote thereon in accordance with his or their judgment and discretion.

        The Company's Annual Report to Shareholders (the "Annual Report") for the year ended March 31, 1999, including financial statements, is enclosed with this Proxy Statement, which is being mailed to shareholders on or about June 29, 1999. The Annual Report does not constitute a part of this Proxy Statement.

        The cost of soliciting Proxies in the accompanying form has been, and/or will be, paid by the Company. In addition, banks, brokers and other custodians, nominees and fiduciaries will be requested to forward copies of the Proxy material and Annual Report to their principals and to request authority for the execution of Proxies. The Company will reimburse such persons for their reasonable expenses in so doing.


                            RECORD DATE AND VOTING

        The Board of Directors has fixed the close of business, 5:00 p.m., Pacific Daylight Savings Time, on June 11, 1999, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting. As of the record date of the Meeting there were outstanding 6,577,000 shares of Common Stock. The outstanding shares of Common Stock constitute the only outstanding voting securities of the Company entitled to be voted at the Meeting. Each holder of Common Stock is entitled to one vote for each share held by such person with respect to each matter to be voted on at the Meeting. The vote of a majority of the shares cast in person or by Proxy is required to elect a Nominee for Director.

        The presence at the Meeting by person or by Proxy, of the holders of a one-third of the outstanding Common Stock, is necessary to constitute a quorum. Votes cast by Proxy or in person at the Meeting will be tabulated by the Inspector of Elections appointed for the Meeting to determine whether or not a quorum is present. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purpose of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the Proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

        As of the record date, Norbert J. Olberz, Chairman of the Board and Interim Chief Executive Officer, owns indirectly approximately 65% of the Company's Common Stock, as the Co-Trustee with his wife, Irene Olberz, of the Olberz Family Trust, a revocable grantor trust. As a result, Chairman Olberz through the Olberz Family Trust, is the Company's Principal Shareholder ("Principal Shareholder") and will have sufficient voting power to determine the outcome of any matters submitted to the Company's shareholders for approval. Thus, the Principal Shareholder has sufficient voting power to elect the Nominee proposed by the Board of Directors and he will vote his shares in favor of the election of such Nominee. In that event, the other shareholders will be unable to elect any other Director.


                             ELECTION OF DIRECTORS
Nominee

        The Amended and Restated Certificate of Incorporation of the Company provides that the members of the Company's Board of Directors shall be classified into three classes, as nearly equal in number as possible, each of which is to serve three years, with one class being elected each year. The term of the sole Class 1 Director expires with this Meeting.

        Each shareholder is entitled to one vote per share held as of the record date. Shareholders will not be allowed to cumulate their votes in the election of Directors.

        The Board of Directors has nominated Eric S. Olberz for election as the Class 1 Director at this Meeting to serve for a three-year term expiring at the annual meeting in 2002 or until his successor is elected and qualified. Mr. Olberz currently is serving as a Director and has consented to serve for a new term.

        The persons named in the enclosed form of Proxy, unless otherwise directed therein, intend to vote such Proxy for the election of Eric S. Olberz as a Class 1 Director for the term specified. The Proxies may also be voted for a substitute nominee in the event Eric S. Olberz shall be unable to serve for any reason or be withdrawn from nomination, a contingency not now anticipated.

        The following table, together with its footnotes, presents information regarding the age, occupation, business experience furnished by Mr. Eric Olberz.

                                    TABLE 1

                CERTAIN INFORMATION REGARDING NOMINEE DIRECTOR
                ----------------------------------------------

                              Term to    Director
Director's Name       Age    Expire(1)    Class            Occupation/Background (1)
---------------       ---    ---------    -----            -------------------------
Eric S. Olberz         36      2002         1      Director since 1992.  Mr. Olberz recently
                                                   received a Bachelors Degree with an emphasis in
                                                   accounting from National University and sat for
                                                   the Certified Public Accountants Examination.
                                                   He intends to seek a staff accountant position
                                                   with a public accounting firm.  Mr. Olberz was
                                                   President and owner of Camp 7, Inc., a soft
                                                   goods manufacturing operation located in Santa
                                                   Ana, California from July 1995 through October
                                                   1996 and Vice Chairman of the Company from
                                                   October 1994 to July 1995, Vice President from
                                                   1984 through October 1994 and Secretary from
                                                   October 1992 to July 1995.  Mr. Olberz resigned
                                                   as an officer and employee concurrently with
                                                   Camp 7, Inc.'s acquisition of the Company's soft
                                                   goods manufacturing operations in July 1995.
                                                   Mr. Olberz is the son of Norbert J. Olberz, the
                                                   Principal Shareholder.

------------------------------------
(1)  Based on information provided to the Company by the Nominee.

The Board of Directors recommends that the Shareholders vote for the election as Director, the Nominee listed above.

Other Directors

        The following persons will continue to serve as Directors of the Company after the Meeting until their terms of office expire (as indicated below) or until they resign or their successors are elected and qualified:


                                    TABLE 2

              CERTAIN INFORMATION REGARDING DIRECTOR NON-NOMINEES
              ---------------------------------------------------


                             Term to      Director              Positions With the Company
Director's Name        Age   Expire(1)     Class               and Principal Occupation (2)
---------------        ---   --------      -----               ----------------------------
John R. Attwood        68      2000          2     Director and Chairman of the Compensation
                                                   Committee since February 1993.  Mr.
                                                   Attwood is the President of Attwood
                                                   Enterprises, a consulting business.  He was the
                                                   former Chairman of Coca-Cola Bottling of Los
                                                   Angeles and Senior Vice President and a
                                                   Group President at Beatrice Companies, Inc.,
                                                   the parent company of Coca-Cola Bottling of
                                                   Los Angeles, until his retirement in 1986.  Mr.
                                                   Attwood currently serves on the board of
                                                   directors of Verdugo Hills Hospital, a non-
                                                   profit organization.

Craig L. Levra         40      2000          2     Director since November 1998 and President
                                                   and Chief Operating Officer since November
                                                   1997.  Prior to joining the Company, Mr.
                                                   Levra had been employed by The Sports
                                                   Authority, the nation's largest sporting goods
                                                   retailer.  During his five year tenure with that
                                                   company, he held positions of increasing
                                                   responsibility in merchandising and operations
                                                   and was Vice President of Store Operations at
                                                   the time of his departure.  Mr. Levra has an
                                                   extensive retail background having worked for
                                                   several major retail chains including the
                                                   HomeClub (the predecessor to HomeBase) and
                                                   the All-American SportsClub.  Mr. Levra
                                                   received Bachelors Degree and a Masters
                                                   Degree in Business Administration from the
                                                   University of Kansas.

Norbert J. Olberz      74      2001          3     The Company's founder and Chairman of the
                                                   Board since it was founded in 1959, Interim
                                                   President from April 1995 through November
                                                   1997 and Interim Chief Executive Officer since
                                                   April 1995.


Kenneth Olsen           81       2001       3      Mr. Olsen has been a Director of the Company
                                                   and Chairman of the Audit Committee since
                                                   June 1994.  He served as President and Chief
                                                   Executive Officer of the Vons Company, Inc.,
                                                   a leading grocery store chain, from 1974 to
                                                   1983, at which time he retired from full-time
                                                   responsibilities after thirty-eight years with that
                                                   company.  Mr. Olsen currently serves as a
                                                   director of several nonprofit organizations and
                                                   is a management consultant advising national
                                                   and international firms on marketing and
                                                   merchandising consumer products.

----------------------
(1)  Fiscal year during which term expires.
(2)  Based on information provided to the Company by each Director.


Meetings and Committees of the Board of Directors

     The Board formally met five times during the last fiscal year. The Board's Audit and Compensation Committees, each currently comprised of non-employee Directors Attwood, Olsen and Eric S. Olberz, met twice during the fiscal year ended March 31, 1999. Each Director attended each of the Board and Committee meetings, as appropriate. The Directors also met informally with the Company's management during that fiscal year.

     The Audit Committee, among other things, nominates the independent auditors, reviews the financial statements and the report of independent auditors, and reviews the scope and results of the Company's accounting practices and internal accounting procedures. The Compensation Committee is responsible for reviewing and recommending to the full Board of Directors the material terms for executive officer employment and severance contracts and annual compensation levels for executive officers not otherwise set by contract, administering the Company's 1992 Plan, establishing and periodically reviewing the Company's policies regarding non-officer employee compensation and benefit policies and other matters related to compensation and evaluation of Company personnel.

Compensation of Directors

     A. Cash Compensation. Directors who are employees of the Company are compensated as officers of the Company and receive no separate compensation for serving as Directors. Non-employee Directors receive an $18,000 annual retainer for attending or participating in up to six formal Board and/or Committee meetings during the fiscal year plus an additional $3,000 for each additional day they attend or participate in formal Board and/or Committee meeting(s) and $750 for each day that they attend or participate in an informal meeting with the Company's management. Directors also may receive reimbursement of expenses in attending meetings. For the fiscal year ended March 31, 1999, each non-employee Director received as a Director $18,000 in fees for attending formal meetings and $750 in additional fees.

     In addition, Directors Attwood and Olsen have and will continue to advise the Company regarding various areas in which they have significant professional experience. These advisory services are in addition to the services performed as Directors and, accordingly, each Director performing advisory services will be entitled to additional compensation in an amount to be negotiated from time to time by such Director and the Company and approved by a majority of the disinterested Directors (i.e., those not performing advisory services) in conformity with the Company's policies on conflicts of interest. For the fiscal year ended March 31, 1999, Directors Attwood and Olsen received $3,100 and $2,500, respectively, in compensation for services provided as a consultant.

     B. Directors' Stock Option Plan. Under the amended 1992 Plan, which is described in detail later in this Proxy Statement, each non-employee Director currently is granted automatically upon becoming a Director, Automatic Option Grants ("AOGs") to purchase 5,000 shares of Common Stock at the fair market value on the grant date. On each triennial date on which a non-employee Director is reelected to the Board, AOGs for an additional 5,000 shares will be automatically granted to the Director subject to an aggregate limit for any one non-employee Director of options to acquire a total of 30,000 shares. All AOGs are exercisable one-third upon grant and one-third on each of the first and second anniversaries of the date of initial grant and all expire five years from the date of grant. Prior to its amendment on August 6, 1998, the 1992 Plan had provided that AOGs representing 3,000 shares would be granted to a non-employee Director upon his or her election or reelection. In accordance with the terms of the 1992 Plan, Directors Olsen, Attwood and Eric S. Olberz each have been granted AOGs representing 11,000, 9,000 and 6,000 shares, respectively.

     C. Principal Shareholder's Award Plan. Directors, other than Norbert J. Olberz, participate in the "Principal Shareholder's Award Plan" described below. The Directors received no compensation or awards from the Principal Shareholder's Award Plan during the fiscal year ended March 31, 1999.

Executive Officers

     The following persons are currently key executive officers of the Company who are not identified in the Sections captioned "Election of Directors-Nominees" or "Other Directors" and are "Named Officers" for purposes of the Summary Compensation Table set forth below.

                                    TABLE 3

                  CERTAIN INFORMATION REGARDING KEY OFFICERS
                  ------------------------------------------

 Key Officer's Name     Age                     Position With the Company and Background
 ------------------     ---                     ----------------------------------------
Dennis D. Trausch        49   Executive Vice President since June 1988.  Since joining the Company in
                              1976, Mr. Trausch has served in various positions starting as a salesperson and assuming positions of increasing responsibility in store and Company operations.  He oversees all store and distribution center operations including human resources and customer service, as well as being responsible for site selection and leasing.

Howard K. Kaminsky       41   Chief Financial Officer since joining the Company in 1985, Senior Vice
                              President-Finance since April 1997 and Secretary since July 1995.  Mr.
                              Kaminsky was also the Company's Vice-President-Finance from January through April 1997 and Treasurer from October 1992 through January
                              1997.  Prior to joining the Company, Mr. Kaminsky was employed in the auditing division of Ernst & Young LLP.  He is a Certified Public
                              Accountant and received his Bachelor of Science degree in Business
                              Administration from California State University, Northridge.  Mr.
                              Kaminsky is a member of the California Society of Certified Public
                              Accountants and the Retail Financial Executives Professional Association.

Ronald G. Mann           48   Senior Vice President-General Merchandise Manager since August 1998.
                              Before joining the Company, Mr. Mann had been employed at the large sporting goods retailer Big 5 Corp. since 1976, where he held positions of increasing responsibility in operations and merchandising and was the
                              Assistant Merchandise Manager at the time of his departure.  Mr. Mann had received his Bachelor of Arts degree from California State University,
                              Northridge immediately prior to joining Big 5.

Employment Agreements and Termination Arrangements

     The Company's policy now is to enter into formal employment or severance contracts with its executive officers.

     The employment contract with Mr. Levra initially was for a period of approximately two years, terminating on October 31, 1999, and by its terms has been extended until October 31, 2000. Mr. Levra initially received an annual $200,000 salary, is entitled to increases in salary as the Board Directors may determine at its sole discretion, and participates in the executive officer bonus program. Mr. Levra received a $100,000 signing bonus and 100,000 in non-qualified stock options ("NQSOs"). Mr. Levra is entitled to the fringe benefits provided other Company executive officers including, without limitation, vacation pay, sick leave and reimbursement of certain business expenses. Pursuant to the employment agreement, the Company also paid certain of Mr. Levra's moving and relocation expenses. In the event Mr. Levra is terminated other than "for cause", he will be entitled to monthly severance payments for what would be the remaining employment term had he not been terminated in the amount of 8.333% of his then annual base salary.

     The Employment Contract with Mr. Mann is automatically renewed for succeeding one month periods until notice of termination is provided either by the Company or Mr. Mann. Under the contract, Mr. Mann was granted NQSOs representing 35, 000 shares, a stock award of 5,000 shares as a signing bonus and an annual $160,000 salary, subject to any increases as the Board of Directors may determine in its sole discretion. If Mr. Mann is terminated during the initial term of his employment contract other than by reason for cause, he will be entitled to receive as severance equal to twelve (12) months salary, provided that Mr. Mann enters into the Company's Standard Severance Agreement and Release and satisfies other conditions.

     The Company's practice is to enter into formal Severance and General Release Agreements with departing executive officers. On March 16, 1999, the Company and Robert W. Haueter, the former Senior Vice President-Marketing and Advertising, entered into an Agreement whereby the Company (i) paid severance benefits equal to $70,000 (less tax withholding and other deductions), (ii) will continue certain insurance benefits as required by law (iii) paid a full bonus of $45,000 for the fiscal year ended March 31, 1999, (iv) paid $10,800 in unpaid accrued vacation and (v) modified a Promissory Note with an unpaid $32,000 balance representing a loan to Mr. Haueter for taxes due and paid by the Company on behalf of Mr. Haueter with respect to stock award received by him under the Principal Shareholder's Award Plan described below, to provide for monthly payments of $467.00 beginning April 1, 1999. The 15,000 shares of Company Common Stock received by Mr. Haueter under the Principal Shareholder's Award Plan will remain subject to restrictions imposed under that Plan until May 22, 2000 and shall continue to be pledged as collateral for payments of amounts due
under the modified Promissory Note.   The non-vested portion (60,000 shares) of
the 105,000 shares of Common Stock subject to the NQSOs held by Mr. Haueter were forfeited while the remaining options representing 45,000 shares were exercised on April 15, 1999. Under the terms of the Severance has agreed not to trade in the Company's Common Stock until October 16, 1999.

Ownership of Shares By Certain Beneficial Owners

     The following table, with footnotes, reflects the Company's best knowledge based on information filed with the Securities and Exchange Commission (the "Commission") and information provided directly by the persons named below, of certain information as of June 11, 1999 regarding the amount of Common Stock beneficially owned by each Director and Director Nominee of the Company, each executive officer that is a "Named Officer" (see the discussion under the caption "Summary Compensation"), all such Directors and executive officers as a group and by each holder of more than five percent of the outstanding shares of the Company's Common Stock. All shares shown in the table reflect sole voting and investment power.

                                    TABLE 4

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

                                                                 Shares
    Name and Address                                          Beneficially    Percent
   of Beneficial Owner              Position with Company        Owned       of Class
   -------------------              ---------------------     ------------   ---------
Norbert J. Olberz                 Chairman of the Board          4,372,617      65%
920 Foothill Boulevard            and
La Canada, California  91011      Interim  Chief Executive
                                  Officer

John R. Attwood                   Director                          16,000(1)   *
200 West Glenoaks Boulevard
Glendale, California  91202

Eric S. Olberz                    Director                         273,403(2)   4.0%
920 Foothill Boulevard
La Canada, California  91011

Kenneth Olsen                     Director                          20,767(3)   *
920 Foothill Boulevard
La Canada, California  91011

Craig L. Levra                    Director, President and           50,000(4)   *
920 Foothill Boulevard            Chief Operating Officer
La Canada, California 91011

Dennis D. Trausch                 Executive Vice President          78,686(5)   1.2%
920 Foothill Boulevard
La Canada, California  91011

Howard K. Kaminsky                Senior Vice President -           85,606(6)   1.3%
920 Foothill Boulevard            Finance, Chief
La Canada, California  91011      Financial
                                  Officer, and Secretary


Ronald G. Mann                    Senior Vice President -            5,000(7)   *
920 Foothill Boulevard            General Merchandise
La Canada, California 91011       Manager

Robert W. Haueter                 Former Senior Vice                63,455      *
920 Foothill Boulevard            President-Marketing and
La Canada, California  91011      Advertising(8)

____________________________
*    Represents less than one percent
(1) Includes vested AOGs to purchase 8,000 shares of Common Stock and does not include non-vested AOGs granted to Director Attwood to purchase 1,000 shares of Common Stock.
(2)  Includes vested AOGs to purchase 6,000 shares of Common Stock.
(3) Includes vested AOGs to purchase 7,667 shares of Common Stock and does not include non-vested AOGs granted to Director Olsen to purchase 3,333 shares of Common Stock.
(4) Includes vested NQSOs to purchase 25,000 shares of Common Stock and does not include non-vested NQSOs granted to Mr. Levra to purchase 200,000 shares of Common Stock.
(5) Includes vested NQSOs to purchase 52,200 shares of Common Stock and does not included non-vested NQSOs granted to Mr. Trausch for 84,800 shares of Common Stock.
(6) Includes vested NQSOs to purchase 53,200 shares of Common Stock and does not include non-vested NQSOs granted to Mr. Kaminsky to purchase 88,800 shares of Common Stock.
(7) Does not Include non-vested NQSOs granted to Mr. Mann to purchase 65,000 shares of Common Stock.
(8) Resigned on March 16, 1999. See "Employment Agreements and Termination Arrangements."

Insider Participation in Compensation Decisions

     The Compensation Committee Report on executive compensation is set forth in the following section below. As previously mentioned, the Compensation Committee currently is comprised of three non-employee Directors of the Company, Directors Attwood, Olsen and Eric S. Olberz. Only Eric S. Olberz is a former officer or employee of the Company or any of its subsidiaries or affiliates.
See Table 1 - "Certain Information Regarding Nominee Director" and Table 2 - "Certain Information Regarding Director Non-Nominees."

     The Compensation Committee makes recommendations to and reviews in detail aspects of executive compensation with the full Board of Directors, which has the ultimate responsibility for all compensation decisions. During fiscal year ended March 31, 1999, the Principal Shareholder and Craig L. Levra, President and Chief Operating Officer, in addition to the members of the Compensation Committee, served on the Board of Directors.

Compensation Committee Report of the Board of Directors

     The Compensation Committee of the Board of Directors ("Committee") has provided the following report on executive compensation.

     A.  Compensation Policy and Executive Compensation

     This Committee is responsible for reviewing and making recommendations as to the annual compensation of the Company's executive officers, including such components as annual cash compensation, short and long term incentives, and supplemental benefits.

     The Company's compensation policy is based on linking executive compensation to the Company's objectives of growth through increased earnings and maximizing long-term shareholder value. This policy traditionally has been carried out through a compensation program consisting of salaries and short and long term incentives. The Committee monitors compensation levels for comparable retail companies and evaluates annual compensation on the basis of these compensation trends and the performance of the Company in order to determine whether adjustments to base salaries and bonuses, or both, are appropriate.

     Departing from its former practices, the Company has in recent years, entered into formal written employment agreements at time of hire with its executive officers. Accordingly, it currently has such contracts with its President and Chief Operating Officer, Craig Levra, and its Senior Vice President, General Merchandise Manager, Ronald G. Mann. (See the discussion above under the section captioned "Employment Agreements and Termination Agreements".) The Committee is currently considering the terms and conditions under which the opportunity to enter into similar agreements will be extended to executive officers who were hired by the Company at a time when such agreements were not being offered.

     The Company's recent practice has been to enter into formal severance agreements with departing executives as was the case with Mr. Haueter who
resigned on March 16, 1999.   See "Employment Agreements and Termination
Arrangements" above. The various elements of the Company's overall compensation program are more fully discussed below.

     B.  Annual Salary and Bonus

Annual compensation for Messrs. Olberz, Levra, Trausch, Kaminsky, Mann and Haueter (collectively, the "Executive Management Group") consists of a base salary and an annual bonus. During the fiscal year ended March 31, 1999, the annual base salaries for Messrs. Olberz, Levra, Trausch, Kaminsky and Mann respectively, were $300,000, $200,000, $170,000, $170,000, and $160,000. During
Fiscal 1999, Mr. Haueter's base salary was reduced from $154,000 to $140,000 because a portion of his responsibilities were assumed by Mr. Mann. The Committee has used the service of the Compensation Resource Group to survey and provide information on market conditions. Based on such information, the Committee believes that the base salaries for the Executive Management Group, as compared with the base salary for similar executives surveyed, is at or below the surveyed market average. For the fiscal year ended March 31, 2000, their base salaries will remain unchanged; however, Messrs. Levra, Trausch, Kaminsky and Mann were granted additional NQSOs in order to place greater focus on linking executive compensation to long-term growth and shareholder value.Starting in fiscal 1996, the Company adopted a bonus plan under which, subject to an overall maximum, the executive officers earn a bonus as a percentage of their base compensation, if the Company meets the pre-tax profit objective set by the Committee at the beginning of the fiscal year. If the profit objective is met or exceeded, the Interim CEO, COO, EVP, CFO and Senior VP-General Merchandise Manager each are entitled to receive a bonus equal to 45%, 50%, 35%, 35% and 30%, respectively, of their annual base compensation. If 90% or more, but less than 100% of the profit objective is achieved, these executives receive 50% of a full annual bonus plus 5% for each full percentage point above 90% achieved. During fiscal 1999, the profit objective was exceeded and each of above identified executives earned a full bonus. The summary of the base salaries and bonuses paid to the Executive Management Group during the last three years is set forth in the Summary Compensation Table (Table 5).

     While a significant portion of the overall annual compensation package continues to be based on a bonus program tied to the Company's earnings performance, an overall cap is placed on the maximum bonus which is paid annually to each executive. Nevertheless, the Committee believes the base salaries, while at or below market average, are sufficiently competitive to allow the Company to attract and retain well-qualified executives. Survey results support the Committee's conclusion that while executive base salaries are still below the competitive market, if the Company performs to profit levels similar to those achieved in Fiscal 1999, the Executive Management Group's total compensation under this program falls within an acceptable range of industry averages for the defined labor market.

     C.  Longer-Term Compensation

     On April 15, 1999, Messrs. Levra, Trausch, Kaminsky and Mann were granted NQSOs for 100,000, 20,000, 20,000 and 20,000 shares of Common Stock, respectively, which vest at the rate of 33 1/3 % per year over three years. Messrs. Levra, Trausch, Kaminsky and Mann also hold NQSOs for 125,000, 117,000, 122,000 and 45,000 shares of Common Stock, respectively, exercisable at the market price on the grant date and vesting at a rate of 20% per year over five years. The Committee believes NQSOs provide a valuable incentive to achieve long-term growth and maximum shareholder value by linking compensation benefits to the long-term growth in the Company's stock value. More specific information on option grants is set forth in the discussion under the caption "Incentive Compensation Plans" following this Report and shown in Tables 5, 7 and 8 below of this Proxy Statement.

     The Committee believes that it is inappropriate for the Company at this time to offer its key executives supplemental benefit programs. Instead, the focus will remain on a short-term and long-term incentive based program in order to achieve the Company's objectives of a greater earnings capacity and long-term growth in share value. The Compensation Committee will continue to review the Company's overall executive compensation program periodically and, if appropriate, adjust existing compensation levels or policies in order to meet market demands or changing corporate objectives.

     D.  Chief Executive Officer Compensation

     The Committee believes that the $300,000 base salary paid to Mr. Olberz as Chairman and Interim Chief Executive Officer during fiscal 1999 should remain unchanged for fiscal 2000, and is reasonable when compared to the comparable companies whose chairmen are actively involved in day to day operations. His participation in the executive bonus program appropriately exemplifies the Company's pay-for-performance philosophy, since the value of this element of his compensation package will be determined by the Company's profitability during the period he serves as the Company's Interim Chief Executive Officer. However, Chairman Olberz has not been provided with any longer-term incentives, because, in the Committee's view, his significant stock holdings in the Company already provide sufficient motivation for him to achieve long-term profitability and maximum shareholder value.

     The profit objective for fiscal 1999 established by the Compensation Committee at the beginning of the year was pre-tax $7.1 million. The Company
exceeded this objective with a pre-tax profit of $9.0 million.   Accordingly,
Mr. Olberz became entitled to a full bonus of 45% of his base compensation, or $135,000. In view of the extraordinary performance achieved by the Company in fiscal 1999, the Committee recommended and the Board granted to Mr. Olberz a performance bonus of $65,000. Thus, Mr. Olberz' total compensation for fiscal 1999 was $500,000, of which $135,000 was by way of incentive bonus and $65,000 by way of performance bonus.

     E.  Tax Deductibility Of Executive Compensation

     The Internal Revenue Code of 1986 was amended in 1993 in order to limit the deductibility for federal income tax purposes of non-performance based compensation in excess of $1,000,000 provided to certain executive officers. As the Company's current compensation structure does not provide for or contemplate annual compensation to any executive in excess of the $1,000,000 threshold, the limitations placed on tax deductions will be inapplicable to the Company in the foreseeable future.


                                                Compensation Committee

                                                   JOHN R. ATTWOOD
                                                    ERIC S. OLBERZ
                                                    KENNETH OLSEN
                                                    June 29, 1999

Incentive Compensation Plans

     In October 1992, the Board adopted the 1992 Plan which authorized the granting of certain incentive awards including Stock Appreciation Rights ("SARS"), NQSOs, incentive stock options ("ISOs"), AOGs to non-employee Directors, restricted stock, dividend equivalents, and performance awards. The Plan was amended August 6, 1998.

     A total of 1,200,000 shares of Common Stock currently are authorized and reserved for awards to be granted under the 1992 Plan. The 1992 Plan provides for the grant of ISOs as defined in Section 422 of the Internal Revenue Code of 1986, as amended, to employees of the Company. The 1992 Plan also provides for the grant of NQSOs to the Company's officers, employees or consultants thereof. An ISO may have certain tax advantages for the optionee as compared to a NQSO. The exercise price of the ISOs may not be less than 100% of the fair market value of the Company's Common Stock on the date of grant or 110% of such fair market value in the case of holders of more than 10% of the Company's Common Stock. The exercise price of the NQSOs may not be less than 100% of the in fair market value of the Company's Common Stock on the grant date. Shares subject to an option granted under the 1992 Plan may be purchased for cash and/or its equivalent, including shares of Common Stock. The ISOs and NQSOs expire ten years after the grant date, with the exception of ISOs held by a holder of 10% or more of the outstanding Common Stock, which expire five years after the grant date.

     The Board of Directors authorized the issuance on March 1, 1996 of NQSOs to certain of the Company's officers and these officers, including Messrs. Trausch, Kaminsky and Haueter, agreed to terminate the existing NQSOs that they had received prior to the Company's initial public offering in November, 1992. Messrs. Trausch, Kaminsky and Haueter received NQSOs for 72,000, 72,000 and 60,000, respectively, under this grant. Craig L. Levra and Ronald G. Mann were granted NQSOs representing 100,000 and 45,000 shares, respectively, in connection with their initial employment by the Company. On February 4, 1998, NQSOs were granted representing 225,000 shares to the Company's executive officers and other key personnel. Of this amount, NQSOs for 25,000, 45,000, 50,000 and 45,000 shares were granted to Messrs. Levra, Trausch, Kaminsky and Haueter, respectively. In addition, Mr. Levra was awarded 25,000 shares of Common Stock. On April 15, 1999, additional NQSOs of 100,000, 20,000, 20,000 and 20,000 shares were granted to Messrs. Levra, Trausch, Kaminsky and Mann, respectively. The Board of Directors authorized additional NQSOs for 127,000 shares to be issued to other key employees. Mr. Haueter forfeited NQSOs representing 60,000 shares in connection with his resignation and exercised other outstanding NQSOs representing 45,000 shares on April 15, 1999.

     Under the 1992 Plan, a total of 101,000 shares of Common Stock have been reserved for grant of AOGs to non-employee Directors of the Company, of which AOGs for 75,000 shares remain unallocated as of the date of this Proxy Statement. AOGs granted to Board of Directors members are discussed herein under the Section captioned "Compensation of Directors."

     As of the date of this Proxy Statement, 862,000 shares have been utilized under the 1992 Plan, leaving 338,000 shares unallocated.

     Beginning in fiscal 1997, eligible employee participants could make voluntary contributions to an employee retirement savings plan under Section 401(k) of the Internal Revenue Code 1986 as amended (the "401K Plan") through payroll deductions which are matched, in part, by the Company's contributions. Such contributions can be utilized by the participant to purchase interests in certain mutual funds or shares of the Company's Common Stock.

     Each employee is eligible to participate in the 401K Plan on the first day of the pay period coincident with the semi-annual eligibility computation period during which he or she shall perform at least 1,000 hours or one year of service. There are currently approximately 400 employees of the Company who are eligible to participate in the 401K Plan. Subject to compliance with certain nondiscrimination tests which limit contributions of or on behalf of "highly compensated employees" (as such term as defined in the federal tax laws), the eligible employee may make an annual contribution equal to from 2% up to and including 15% of their salary compensation. The Company will make a matching contribution of 25% of the first 4% of an eligible employee's compensation. The maximum investments of any plan participant in company stock cannot exceed 25% of their total deferral contributions.

     On March 31, 1998, the Company and the Olberz Family Trust established the Olberz Family Trust Sport Chalet Restricted Stock Award Plan ("Olberz Plan"), pursuant to which the Olberz Family Trust transferred 293,625 unregistered shares of the Company's Common Stock to the Olberz Plan and the Olberz Plan concurrently awarded the shares to qualified employees and certain Directors of the Company. For further details see the discussion under the caption "Principal Shareholder's Award Plan".

Summary Compensation Table

     The following table sets forth, for the 1999, 1998, and 1997 fiscal years, the cash compensation paid or accrued by the Company, as well as other compensation paid or accrued for such year, as to the Company's Chief Executive Officer during this period, Norbert J. Olberz, and to each of the other key executive officers (collectively "Named Officers") for which disclosure is required.

                                    TABLE 5

                          SUMMARY COMPENSATION TABLE
                          --------------------------

                                                                                                       Long Term
                                                     Annual Compensation                          Compensation Awards
                                         -----------------------------------------  ----------------------------------------------
                                                                                                                   All Other
     Name and Principal Position         Fiscal Year    ($) Salary    ($) Bonus(1)  (#) Options/SARS(2)          Compensation
     ---------------------------         -----------   -------------  ------------  -------------------     ----------------------
Norbert J. Olberz, Chairman                  1999         300,000        200,000                   -0-                      -0-
of the Board and Interim Chief               1998         275,000        124,000                   -0-                      -0-
Executive Officer                            1997         250,000        125,000                   -0-                      -0-

Craig L. Levra, President and                1999         200,000        100,000                   -0-                      -0-
 Chief Operating Officer                     1998         186,923(3)      42,000               125,000                  118,700(4)

Dennis D. Trausch, Executive                 1999         170,000         59,500                   -0-                      -0-
 Vice President                              1998         160,000         56,000                45,000                  125,000(5)
                                             1997         145,000         52,000                   -0-                      -0-

Howard K. Kaminsky, Senior                   1999         170,000         59,500                   -0-                      -0-
 Vice President-Finance, Chief               1998         160,000         56,000                50,000                  100,000(5)
 Financial Officer, and Secretary            1997         135,000         52,000                   -0-                      -0-

Ronald G. Mann, Senior                       1999         160,000         42,000                45,000                   32,500(6)
 Vice President-General
  Merchandise Manager

Robert W. Haueter, Former                    1999         226,462(7)      45,000                   -0-                      -0-
 Senior Vice President-Sales,                1998         150,000         50,000                45,000                   75,000(5)
 Marketing, and Merchandising                1997         120,000         48,000                   -0-                      -0-

____________________________
(1) All named executive officers were entitled to receive bonuses based on the Company's net income for the fiscal year.
(2) Represents NQSOs issued to certain key executive officers during fiscal 1998. Additional NQSOs were granted to Messrs. Levra, Trausch, Kaminsky and Mann after the end of the 1999 fiscal year, on April 15, 1999. See the discussion above under the heading "Incentive Compensation Plans."
(3) Includes a $100,000 signing bonus paid upon joining the Company in November 1998.
(4) Represents the fair market value on the grant date of 25,000 shares awarded to Mr. Levra. See the discussion above under the heading "Employment Agreements and Termination Agreements".
(5) Represents the fair market value on the grant date of shares awarded by the Principal Shareholder to Messrs. Trausch, Kaminsky and Haueter for 25,000, 20,000 and 15,000 shares of Common Stock, respectively.
(6) Represents the fair market value on the grant date of 5,000 shares awarded to Mr. Mann. See the discussion above under the heading "Employment Agreements and Termination Agreements."
(7) Mr. Haueter resigned as an Executive Officer and employee on March 16, 1999. The amount as shown includes a severance and other payments of $80,800. See the discussion above under the heading "Employment Agreements and Termination Agreements."

PERFORMANCE GRAPH

                                    TABLE 6

The following graph shows a comparison of the Company's total return to shareholders for the last five fiscal years on an initial investment of $100.00 as compared to total return for the MG Industry Group 74 Index (Specialty Retailors) and the NASDAQ Market Index for the same period.

                        [PERFORMANCE GRAPH APPEARS HERE]


----------------------------------------------------------------------------------------------
COMPANY/INDEX/MARKET                 3/31/94   3/31/95   3/29/96   3/31/97   3/31/98   3/31/99
----------------------------------------------------------------------------------------------
         Sport Chalet Inc.            100.00     88.89     50.00     55.56    111.11    125.00
----------------------------------------------------------------------------------------------
    Specialty Retail Peer Group       100.00     88.98    100.48     94.28    112.34     98.70
----------------------------------------------------------------------------------------------
       NASDAQ Market Index            100.00    106.09    142.70    159.64    241.26    315.28
==============================================================================================

OPTIONS GRANTED IN FISCAL 1999

     The following sets forth certain information concerning the grants and stock options under the 1992 Plan to the Named Officers during Fiscal 1999. No other stock options were granted to such Named Officers during this period. Under the terms of the 1992 Plan, the Compensation Committee retains discretion, subject to Plan limits, to modify the terms of outstanding options and to reprice the options.


                                    TABLE 7

                                                                                               Potential Relizable
                                      Individual Grants                                         Value at Assumed
                                            %of                                                 Annual Rates of
                                        Total Options                                             Stock Price
                                         Granted to                                            Appreciation for
                      Options           Employees in      Exercise Price     Expiration          Option Term
Name                Grated (#)(1)      Fiscal 1999(2)       ($/Sh)(3)           Date          5%(4)       10%(4)
----                -------------     -----------------   --------------     ----------       -----       ------
Ronald G. Mann         45,000              100%                6.50            8/5/09        183,952     466,170

_____________________

(1) Represents NQSOs which vest at a rate of 20% per year after grant over 5 years. Upon certain changes of control of the Company or the Shareholders approve a reorganization, merger, consolidation, liquidation, or dissolution of the Company or similar transactions, the holder of an NQSO shall have the right to exercise such option to the full extent not theretofore exercised.


(2) Based on aggregate NQSOs representing shares of Common Stock granted during Fiscal 1999. See the discussion under the heading "Incentive Compensation Plans" for a description of NQSOs issued on April 15, 1999.


(3) All options were granted at the Company's closing stock price for its Common Stock on the National Market System as reported by the NASDAQ on the grant date.


(4)  Calculated over a ten year period representing the term of the NQSOs.

                      OPTION EXERCISES AND YEAR END VALUE

The following tables sets forth information with respect to the Named Officer concerning the unexercised options held at the end of Fiscal 1999.


                                    TABLE 8

   Aggregated Option Exercises in Fiscal 1999 and Fiscal 1999 Year-End Option
                                     Values


                                                                          Number of                Value of Unexercised
                                                                     Unexercised Options          In-the-Money Options at
                                                                     Held at Fiscal Year End(#)      Fiscal Year End (1)
                              Shares Acquired            Value       --------------------------      -------------------
Name                          on Exercise (#)           Realized     Exercisable/Unexercisable    Exercisable/Unexercisable
                              ---------------           --------
Norbert J. Olberz                   -0-                    -0-                     0/0                         N/A
Craig L. Levra                      -0-                    -0-               25,000/100,000              29,375/117,500
Dennis D. Trausch                   -0-                    -0-                52,200/64,800             148,275/125,100
Howard K. Kaminsky                  -0-                    -0-                53,200/68,800             149,150/128,600
Ronald G. Mann                      -0-                    -0-                     0/45,000                    0/0
Robert W. Haueter                45,000                $71,438                     0/0                         0/0

------------------------------

(1) Represents the difference between the closing price of the Company's Common Stock on March 31, 1999 in excess of the exercise price of the options multiplied by the number of shares subject to exercisable and unexercised options, respectively. Does not include NQSOs granted certain Executive Officers on April 15, 1999.



                              CERTAIN TRANSACTIONS

     From time to time the Company has transacted business with entities in which the Principal Shareholder of the Company has an interest.

Property Leases

     The Company leases from corporations controlled by the Principal Shareholder its corporate office space in La Canada, its warehouse and distribution facility in Montclair, and its stores in La Canada and Huntington Beach. The Company has incurred rental expense of $1.7 million, $1.5 million and $1.5 million payable to the Principal Shareholder or his affiliated corporations in Fiscal 1999, 1998, and 1997, respectively.

     During fiscal year 1998, the Company's non-employee Directors approved a proposal to relocate and expand the La Canada store and corporate offices currently leased from La Canada Properties, Inc., a California Corporation under the control of the Principal Shareholder, to the "Sport Chalet Village," a shopping center in La Canada currently under development by La Canada Properties, Inc. The development of the shopping center, however, has been indefinitely delayed as a result of the problems experienced by La Canada Properties, Inc. in obtaining permits and entitlements from the City of La Canada. Assuming the Sport Chalet Village project proceeds forward on a timely basis, the existing lease for the La Canada store and corporate offices will be terminated and under a new lease, the new rental rate during the initial fifteen-year lease term for the store will be the amount by which four percent times monthly gross sales exceeds the $54,250 monthly minimum rent which is expected to be less, on a per square foot basis, than under the old store lease. The new store will be 50,000 square feet and, subject to necessary government approvals, an outdoor pool area of approximately 1,500 square feet. The new office rental rate will be $10,850 per month compared to $4,500 under the old lease. The new office will be 20,000 square feet, compared to the current 10,000 square feet facility. Management believes that the new facilities if built will result in improved operational efficiencies because the site will be larger and all functions will be housed under one roof.

     In fiscal 1999, the Company's non-employed directors also approved a lease for a new store expected to open during Summer 1999 in Porter Ranch, California. The store will be built and owned by North San Fernando Valley Properties, Inc., a California corporation, under the control of the Principal Shareholder. The rental rate for the store will be the amount by which 4 percent times monthly gross sale exceeds the $49,000 monthly minimum rent. The store will be approximately 42,000 square feet.

     Management believes that the occupancy costs under the leases with corporations controlled by the Principal Shareholder described above are or will be no higher than those which could be charged by an unrelated third party under similar circumstances.

     Principal Shareholder's Award Plan

     Effective March 31, 1998, the Principal Shareholder and his wife Irene, through their family trust, committed 293,625 shares of the Company's common stock owned by them for awards to more than 100 employees and Directors pursuant to the terms of that certain Olberz Family Trust Sport Chalet Restricted Stock Plan (the "Olberz Plan"). Under the Olberz Plan, selected employees and Directors will each be awarded a portion of these shares. All such awards require no consideration to be paid by the recipient, but are subject to the restrictions contained in the Olberz Plan. These awards have been made by Mr. Olberz in appreciation and recognition of and to reward recipients for their loyalty and service to the Company. The shares so granted, while of the same class as the Company's registered Common Stock, are unregistered. Accordingly, their subsequent transferability is subject to applicable Federal and State securities laws, including, without limitation, compliance with Securities Exchange Commission Rule 144 as well as the private restrictions imposed by the Olberz Plan. Such private restrictions include prohibition against transfer for two years and potential forfeiture in the event certain employment conditions are not fulfilled. Further, for federal tax purposes, the transaction will more likely than not be treated as a contribution to capital of the Company and a payment of compensation by the Company to the recipients to the extent of the fair market value of the stock so awarded, resulting in a tax benefit to the Company. In recognition of both the financial and employee incentive benefits to the Company from these awards, the Company has agreed to pay the costs of administration, implementation and enforcement of the Olberz Plan. Messrs. Trausch, Kaminsky and Haueter received 25,000, 20,000, and 15,000 shares under the Olberz Plan, respectively, on March 31, 1998. Messrs. Levra and Mann have
not received any stock awards.    Directors Attwood, Olsen and Eric S. Olberz
each were awarded 6,000 shares on March 31, 1998. Other shares were awarded to qualified employees of the Company based on the responsibilities of the eligible employee, the value of the employees services to the Company, the employees tenure with the Company and other factors deemed pertinent by the Committee responsible for administering the Olberz Plan.


                                    GENERAL


Required Commission Filings

     Based on Company records and other information, the Company believes that all Commission filing requirements applicable to its Directors and officers with respect to the Company's fiscal year ended March 31, 1999 were complied with.


Proposals of Shareholders

     Proposals of shareholders intended to be considered at the 2000 Meeting of Shareholders must be received by the Secretary of the Company not less than sixty days nor more than ninety days prior to August 4, 2000.

Form 10-K

     The Company will furnish without charge to each person whose Proxy is being solicited, upon request of any such person, a copy of the Annual Report to Shareholders of the Company on Form 10-K for the fiscal year ended March 31, 1999 as filed with the Securities and Exchange Commission, including the financial statements. Such report was filed with the Securities and Exchange Commission on or about June 29, 1999. Requests for copies of such reports should be directed to Sport Chalet, Inc., Attention: Howard K. Kaminsky, Secretary, 920 Foothill Boulevard, La Canada, California 91011.

     Please date, sign and return the enclosed Proxy at your earliest convenience in the enclosed envelope. No postage is required for mailing in the United States. A prompt return of your Proxy is appreciated.

                                    By Order of the Board of Directors,

                                    /s/ Howard K. Kaminsky

                                    Howard K. Kaminsky
                                    Secretary

--------------------------------------------------------------------------------

                                                          Please mark   [X]
                                                         your votes as
                                                          indicated in
                                                          this example


The Board of Directors Recommends a vote FOR:

        ELECTION OF DIRECTORS           FOR          WITHHELD
        Nominee:                        [_]            [_]
        Eric S. Olberz

WITHHELD FOR: (Write that nominee's name in the space provided below).

_________________________________________________


                                                                 ----
                                                                    |
                                                                    |






Signature _______________________ Signature _____________________ Date ________
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -

--------------------------------------------------------------------------------

   PROXY

                              SPORT CHALET, INC.
                            920 Foothill Boulevard
                          La Canada, California 91011

   PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 5, 1999

     THIS PROXY IS SOLICITED ON BEHALF OF THE COMPANY'S BOARD OF DIRECTORS

       The undersigned shareholder(s) hereby appoints Norbert J. Olberz and John
     R. Attwood, and each of them, with power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorizes them to represent and to vote all of the shares of Common Stock of SPORT CHALET, INC. to be held of record as of June 11, 1999, which the undersigned is entitled to vote at the Annual Meeting of Shareholders of SPORT CHALET, INC. to be held on August 5, 1999 at the Pasadena Hilton Hotel, 150 S. Los Robles Avenue, Pasadena, California 91101, at 9:00 a.m. PDST, and at any adjournment thereof.

                   (Continued and to be signed on other side)

 -------------------------------------------------------------------------------
                         - FOLD AND DETACH HERE -